Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Energy Transfer LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Common units representing limited partner interests	Other(2)	2,165,897	$13.07(2)	$28,308,273.79	$147.60 per $1,000,000	$4,178.30

Total Offering Amounts					$29,131,314.60		$4,178.30

Total Fee Offsets							$0

Net Fee Due							$4,178.30

(1)

This Registration Statement on Form S-8 registers an aggregate of 2,165,897 common units representing limited partner interests (the “Common Units”) in Energy Transfer LP, a Delaware limited partnership, that may be delivered with respect to awards under the Crestwood Equity Partners LP 2018 Long Term Incentive Plan (as amended from time to time, the “Plan”).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional Common Units as may become issuable pursuant to the adjustment or anti-dilution provisions of the Plan.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act. The price for the Common Units being registered hereby is calculated on the basis of the average high and low sale prices of the Common Units as reported on the New York Stock Exchange on November 1, 2023.